EXHIBIT 11.1  COMPUTATION OF PER SHARE EARNINGS

                                                         FOR THE THREE MONTHS ENDED
                                                                   MARCH 31,
                                                       -------------------------------
                                                            1998             1997
                                                            ----             ----
Weighted average common stock......................          7,876,209       5,771,727
Weighted average common stock equivalents..........            338,411          99,477
                                                       ---------------  --------------

Weighted average common stock and equivalents......          8,214,620       5,871,204
                                                       ===============  ==============

Net income.........................................     $    1,402,927   $   1,012,010
                                                       ===============  ==============

Net income per share - Basic.......................     $         0.18   $        0.18
                                                       ===============  ==============
Net income per share - Diluted.....................     $         0.17   $        0.17
                                                       ===============  ==============

(1) Options to purchase 146,200 shares of common stock at $15.375 per share were outstanding at March 31, 1998, but were not included in the computation of the diluted earnings per share because the options' exercise price exceeded the average market price of the common shares for the quarter.

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